Exhibit 99.1

Investor Relations/Media Contact: ICR, LLC Brad Cohen bcohen@icrinc.com 212-217-6393

CAPLEASE REDUCES DEBT ON NESTLE PROPERTIES; SELLS JOHNSTON, RI PROPERTY

NEW YORK--(BUSINESS WIRE)—July 10, 2012--CapLease, Inc. (NYSE: LSE) announced today that it has repurchased the $11 million junior first mortgage note on the three Nestlé properties from a private investor, reducing the mortgage debt on the three properties to $106 million.  The remaining $106 million senior first mortgage note which is held by a large commercial mortgage-backed securitization, or CMBS, pool is scheduled to mature in August 2012 but the Company is in discussions with the special servicer to restructure the nonrecourse note.  The Company repurchased the $11 million note for a purchase price including expected transaction costs of $2 million. The Company estimates that the note repurchase will result in a non-recurring gain ranging from $9 to $10 million during the second quarter of 2012.

CapLease also announced today the sale of the Johnston, Rhode Island property to the former tenant at the property Factory Mutual Insurance Company, or FM Global.  As part of the sale, CapLease also settled its litigation with FM Global regarding FM Global’s end-of-lease obligations.  The sale of the property for a cash purchase price of $9.75 million will save the Company about $1.5 million, or more than $0.02 per share, annually for the operating costs of the vacant building.  The Company estimates that the sale of the property will result in a non-recurring loss of about $15 million during the second quarter of 2012.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.